Exhibit 99.1

FirstEnergy Corp.                        For Release: August 5, 2014
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                    Investor Contact:
Tricia Ingraham                        Irene Prezelj
(330) 384-5247                        (330) 384-3859

FirstEnergy Announces Second Quarter 2014 Financial Results
Affirms 2014 Earnings Guidance

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today announced second quarter 2014 basic operating (non-GAAP) earnings* of $0.49 per share of common stock. These results exclude the impact of the special items listed below. This compares to basic operating (non-GAAP) earnings of $0.59 per share of common stock in the second quarter of 2013.

On a GAAP basis, the company reported basic earnings of $0.16 per share of common stock ($0.15 diluted) in the second quarter of 2014 on earnings of $64 million and revenue of nearly $3.5 billion. In the second quarter of 2013, the company reported a loss of $164 million, or $0.39 per share, with revenue of more than $3.5 billion.

“Through the second quarter, our regulated distribution and transmission businesses have produced solid results that are in line with our expectations,” said FirstEnergy President and Chief Executive Officer Anthony J. Alexander. “Based on these results, and our expectations for the remainder of the year, we are re-affirming our full-year 2014 operating earnings guidance of $2.40 to $2.60 per share.

“We are making steady progress with our plans to focus on growth through our regulated businesses,” Alexander said. “Our Energizing the Future transmission investment program is well underway, and we now have pending rate cases in Ohio, Pennsylvania, West Virginia and New Jersey that are designed to enhance electric service for our utility customers,” he said. “In addition, we are taking actions to place our competitive business in a much stronger position by reducing our exposure to weather-sensitive retail loads, maintaining a more open position to take advantage of market upside opportunities, and reducing or delaying some capital expenditures at our generating fleet.”

Second quarter 2014 operating (non-GAAP) earnings reflect lower commodity margin at the competitive business, higher operating expenses, principally in the Regulated Distribution segment; and higher expenses related to benefits, depreciation and interest, partially offset by higher transmission revenues, investment income, capitalized financing costs, a lower effective tax rate, and a benefit from the impact of the West Virginia asset swap.

Operating earnings from the company’s distribution business decreased compared to the second quarter of 2013, primarily as a result of an increased focus on maintenance and vegetation management work this year. Total distribution deliveries increased less than 1 percent, largely due to milder temperatures in the second quarter of 2014. Sales to residential customers decreased 2 percent. Deliveries to commercial customers increased 1 percent, while sales to industrial customers increased by 2 percent compared to the second quarter of 2013.

Operating earnings from the transmission business increased as a result of higher revenues and capitalized financing costs related to the company’s Energizing the Future transmission investment program.

In the company’s Competitive Energy Services segment, operating earnings were impacted by lower commodity margin, higher investment income and lower retail operations and maintenance expenses. The decrease in commodity margin was primarily due to lower energy prices at the time the sales were committed, as well as lower contract and wholesale sales volumes. Compared to the second quarter of 2013, total contract sales fell 6 percent and the total number of retail customers decreased slightly, reflecting the company’s more selective retail strategy.

For the first half of 2014, the company reported net income of $272 million, or $0.65 per basic and diluted share of common stock, on revenue of nearly $7.7 billion. This compares to net income of $32 million, or $0.08 per basic and diluted share of common stock, on revenue of more than $7.2 billion in the first six months of 2013.

2014 Earnings Guidance

FirstEnergy also affirmed its 2014 operating (non-GAAP) earnings guidance of $2.40 to $2.60 per basic share.

Consolidated GAAP EPS to Operating (Non-GAAP) EPS* Reconciliation

	Second Quarter		First Half		2014 Estimates
	2014	2013	2014	2013	Full Year
Basic EPS - GAAP	$0.16	$(0.39)	$0.65	$0.08	$1.93 - $2.15
Excluding Special Items*:
Mark-to-market adjustments	0.10	—	0.07	—	0.07
Regulatory charges	0.02	0.02	0.03	0.07	0.05
Trust securities impairment	—	0.05	0.01	0.06	0.01
Non-core asset sales/impairments	0.01	—	(0.17)	0.01	(0.16)
Plant deactivation costs	0.12	0.85	0.17	0.86	0.30 - 0.32
Merger accounting - commodity contracts	0.01	0.02	0.03	0.05	0.06
Loss on debt redemptions	—	0.04	0.01	0.22	0.01
Retail repositioning charges	0.07	—	0.07	—	0.11
Total Special Items*	0.33	0.98	0.22	1.27	0.45 - 0.47

Basic EPS - Operating (Non-GAAP)	$0.49	$0.59	$0.87	$1.35	$2.40 - $2.60

Non-GAAP financial measures
*Operating earnings exclude special items as described herein, and is a non-GAAP financial measure. Management uses operating earnings by segment to evaluate the company’s performance and manage its operations and frequently references this non-GAAP financial measure in its decision making, using it to facilitate historical and ongoing performance comparisons. Management believes that the non-GAAP financial measure of “operating earnings” provides a consistent and comparable measure of performance of its business to help shareholders understand performance trends. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). This non-GAAP financial measure is intended to complement, and is not considered as an alternative to, the most directly comparable GAAP financial measure. Also, this non-GAAP financial measure may not be comparable to similarly titled measures used by other entities. Per share amounts for the special items above are based on the after tax effect of each item divided by the weighted average shares outstanding for the period.

Consolidated Report and Teleconference

FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the second quarter - is posted on the company’s Investor Information website - www.firstenergycorp.com/ir. To access the report, click on Second Quarter 2014 Consolidated Report to the Financial Community. The company’s investor FactBook will also be posted to its Investor Information website this morning.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. EDT today. FirstEnergy management will present an overview of the company’s financial results for the second quarter, followed by a question-and-answer session. The teleconference can be accessed on the company’s website by selecting the Q2 2014 Earnings Conference Call link. The webcast will be archived on the website.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. Its generation subsidiaries currently control nearly 18,000 megawatts of capacity from a diversified mix of scrubbed coal, non-emitting nuclear, natural gas, hydro and other renewables. Follow FirstEnergy on Twitter @FirstEnergyCorp.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” "will," "intend," “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, which may include the following: the speed and nature of increased competition in the electric utility industry, in general, and the retail sales market in particular; the ability to experience growth in the Regulated Distribution and Regulated Transmission segments and to successfully implement our revised sales strategy in the Competitive Energy Services segment; the accomplishment of our regulatory and operational goals in connection with our transmission plan and planned distribution rate cases and the effectiveness of our repositioning strategy; the impact of the regulatory process on the pending matters before the Federal Energy Regulatory Commission and in the various states in which we do business including, but not limited to, matters related to rates and pending rate cases and the Electric Security Plan IV; the uncertainties of various cost recovery and cost allocation issues resulting from American Transmission Systems, Incorporated's realignment into PJM Interconnection, L.L.C.; economic or weather conditions affecting future sales and margins such as the polar vortex or other significant weather events, and all associated regulatory events or actions; regulatory outcomes associated with storm restoration, including but not limited to, Hurricane Sandy, Hurricane Irene and the October snowstorm of 2011; changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil, and their availability and impact on margins; the continued ability of our regulated utilities to recover their costs; costs being higher than anticipated and the success of our policies to control costs and to mitigate low energy, capacity and market prices; other legislative and regulatory changes, and revised environmental requirements, including, but not limited to, possible greenhouse gas emission, water discharge, and coal combustion residual regulations, the potential impacts of Cross State Air Pollution Rule, and the effects of the United States Environmental Protection Agency's Mercury and Air Toxics Standards rules including our estimated costs of compliance; the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including New Source Review litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to deactivate or idle certain generating units); the uncertainties associated with the deactivation of certain older regulated and competitive fossil units including the impact on vendor commitments, and the timing thereof as they relate to, among other things, Reliability Must Run arrangements and the reliability of the transmission grid; adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the Nuclear Regulatory Commission or as a result of the incident at Japan's Fukushima Daiichi Nuclear Plant); issues arising from the indications of cracking in the shield building at Davis-Besse; the impact of future changes to the operational status or availability of our generating units; the risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments; replacement power costs being higher than anticipated or not fully hedged; the ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates; changes in customers' demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates; the ability to accomplish or realize anticipated benefits from strategic and financial goals including, but not limited to, the ability to reduce costs and to successfully complete our announced financial plans designed to improve our credit metrics and strengthen our balance sheet, including but not limited to, our announced dividend reduction and our proposed capital raising initiatives; our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins; changing market conditions that could affect the measurement of certain liabilities and the value of assets held in our Nuclear Decommissioning Trusts, pension trusts and other trust funds, and cause us and our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated; the impact of changes to material accounting policies; the ability to access the public securities and other capital and credit markets in accordance with our announced financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries; actions that may be taken by credit rating agencies that could negatively affect us and our subsidiaries' access to financing, increase the costs thereof, and increase requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees; changes in national and regional economic conditions affecting us, our subsidiaries and our major industrial and commercial customers, and other counterparties including fuel suppliers, with which we do business; the impact of any changes in tax laws or regulations or adverse tax audit results or rulings; issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business; the risks and other factors discussed from time to time in our United States Securities and Exchange Commission filings, and other similar factors. Dividends declared from time to time on FirstEnergy Corp.'s common stock during any period may in the aggregate vary from prior periods due to circumstances considered by FirstEnergy Corp.'s Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.